EXHIBIT 12.1

                    SYRATECH CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF RATIO OF EARNINGS
                    BEFORE FIXED CHARGES TO FIXED CHARGES
                        (in thousands, except ratios)

                                                                                                           Nine Months Ended
                                                            Year Ended December 31,                           September 30,
                                           -------------------------------------------------------   -----------------------------
                                                                                         Pro forma                       Pro forma
                                            1991     1992     1993     1994       1995    1995(2)     1995      1996       1996(3)
                                           ------   ------   ------   -------   -------  ---------   -------   -------   ---------
Excess (deficiency) of earnings
  available to cover fixed charges (1)
Earnings:
 Income (loss) before income taxes         $4,836   $6,276   $9,446   $10,617   $20,039   $(4,813)   $12,523   $28,799       $(188)
Add: Fixed charges                          3,101    3,307    1,482     1,155       894    20,806        681     3,512      19,868
                                           ------   ------   ------   -------   -------   -------    -------   -------      ------
 Earnings, as adjusted                      7,937    9,583   10,928    11,772    20,933    15,993     13,204    32,311      19,680
                                           ------   ------   ------   -------   -------   -------    -------   -------      ------
Fixed charges:
 Interest on indebtedness                   2,474    2,757      948       559       287    18,551        212     2,083      17,373
 Amortization of debt issuance costs           --       --       --        --        --     1,407         --        --       1,056
 Portion of rents representative of the
   interest factor                            627      550      534       596       607       848        469     1,429       1,439
                                           ------   ------   ------   -------   -------   -------    -------   -------      ------
 Fixed charges                              3,101    3,307    1,482     1,155       894    20,806        681     3,512      19,868
                                           ------   ------   ------   -------   -------   -------    -------   -------      ------
Excess (deficiency) of earnings to fixed
  charges                                  $4,836   $6,276   $9,446   $10,617   $20,039   $(4,813)   $12,523   $28,799       $(188)
                                           ======   ======   ======   =======   =======   =======    =======   =======      ======
Ratio of earnings to fixed charges           2.6x     2.9x     7.4x     10.2x     23.4x        --      19.4x      9.2x          --

(1) For purposes of these computations, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness and amortization of debt issuance costs, plus that portion of operating lease rental expense representative of the interest factor. The pro forma ratio of earnings to fixed charges is not shown for the year ended December 31, 1995 and for the nine months ended September 30, 1996 due to a deficiency of earnings to fixed charges.

(2) Includes the impact of the Recapitalization, the Rauch Acquisition, the Katy Stock Repurchase and the Syroco, Inc. Disposal.

(3) Includes the impact of the Recapitalization and the Rauch Acquisition.